Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Waterstone Financial, Inc

We consent to the incorporation by reference in the Registration Statement (No. 333-125715) on Form S-8 of Waterstone Financial, Inc. and subsidiaries of our reports dated March 15, 2013, with respect to the consolidated statements of financial condition of Waterstone Financial, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Waterstone Financial, Inc.

                                           /s/ KPMG LLP
Milwaukee, Wisconsin
 March 15, 2013